Exhibit 5.1

OPINION AND CONSENT OF LEGAL COUNSEL

October 25, 2010

Obagi Medical Products, Inc.
3760 Kilroy Airport Way
Suite 500
Long Beach, CA 90806

Re:	Obagi Medical Products, Inc.— Registration Statement on Form S-1

Ladies and Gentlemen:

            I have acted as counsel to Obagi Medical Products, Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-1(the “Registration Statement”) under the Securities Act of 1933, as amended, relating to the resale of up to 6,247,154  shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”), as described in the Registration Statement.

            In so acting, I have examined originals or copies (certified or otherwise identified to my satisfaction) of (i) the Registration Statement, (ii) charter documents of the Company and (iii) such corporate records, agreements, documents and other instruments, and certificates or comparable documents of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as I have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

Based on such review, I am of the opinion that as of the date hereof the Shares have been duly authorized, and are validly issued, fully paid and nonassessable shares of the Company’s Common Stock.

I am opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and I  express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

I consent to your filing this letter as Exhibit 5.1 to the Registration Statement. In giving the opinion set forth in this letter, I do not hereby admit that I am acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.

This opinion letter is rendered as of the date first written above and is expressly limited to the matters set forth above and I render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares registered on the Registration Statement.

Very truly yours,

/s/LAURA B. HUNTER
Laura B. Hunter
Vice President & General Counsel